UNITED STATED

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MFS GROWTH FUND

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MFS Investment Management

111 Huntington Avenue

Boston, MA 02199

May 6, 2025

IMPORTANT NOTIFICATION:

MFS® Growth Fund

MFS® would like to provide an update regarding MFS Growth Fund (the “Fund”). You should have received a proxy statement regarding the Fund via the US Postal Service during the first week of April seeking your approval for a change in the classification of the Fund from “diversified” to “non-diversified.” We’re writing to ask for your participation to vote the proxy. Each vote is extremely important, and voting is quick and easy.

The Fund’s board of trustees recommends a vote FOR the proposal.

Enhance Flexibility to Manage Risk

MFS believes reclassifying the Fund as non-diversified is in the best interest of shareholders and will provide more flexibility to actively manage benchmark-relative risk among the largest names in the Fund and its index. MFS is advancing this proposal now because of the substantial rise in concentration in the market and the Fund over the past few years.

The investment philosophy and process of the Fund will remain the same.

How the Proxy Solicitation Will Work

Shareholders invested in the Fund will be contacted by Computershare, a third party responsible for the proxy solicitation. Computershare offers four convenient ways shareholders can vote:

1. By telephone: 1-855-372-3507

2. Via the Internet: www.proxy-direct.com (you will need either the account registration information or the unique reference contained in your proxy card)

3. By returning the proxy card you receive by mail

4. By participating in the shareholder meeting

Important

Shareholders who have yet to vote may continue to be contacted by Computershare until your vote is recorded.

The special shareholders’ meeting is expected to occur on June 18, 2025. No assurance can be given that shareholders will approve the proposal.

We appreciate your continued confidence in MFS and welcome the opportunity for you to discuss these updates in detail. For more information, please reach out to your investment professional or call Computershare at 1-866 896-8066. You may also view the Fund’s updated prospectus or summary prospectus online at mfs.com.